Exhibit 1

Transactions in the Securities of the Issuer in the Last Sixty Days

Nature of the Transaction	Amount of Securities Purchased/(Sold)	Price ($)	Date of Purchase/Sale

Ault & Company, Inc.

Purchase of Common Stock	1,000	$4.2850	09/30/2025

Ault Lending, LLC

Purchase of Common Stock	307	$5.1314	09/10/2025
Purchase of Common Stock	3,000	$6.4028	09/17/2025
Purchase of Common Stock	3,000	$5.7137	09/18/2025
Purchase of Common Stock	4,000	$7.2050	09/24/2025
Purchase of Common Stock	10,000	$4.2373(1)	09/26/2025
Purchase of Common Stock	5,010	$4.4509	09/29/2025
Purchase of Common Stock	10,000	$4.2352	09/30/2025
Purchase of Common Stock	3,000	$4.9756	10/01/2025
Purchase of Common Stock	4,697	$4.5600	10/02/2025
Purchase of Common Stock	10,000	$4.7864	10/03/2025

(1)       The Shares were purchased by the Reporting Person in open market transactions on the transaction date, with a volume weighted average purchase price of $4.2373. The range of purchase prices on the transaction date was $4.2206 to $4.4700 per share. The Reporting Person undertakes to provide, upon request by the SEC staff, the Issuer, or a security holder of the Issuer, full information regarding the number of Shares purchased at each price.